UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2006

COFFEE HOLDING CO., INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32491	11-2238111
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4401 First Avenue, Brooklyn, New York	11232-0005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (718) 832-0800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On March 15, 2006, Coffee Holding Co., Inc. (“Coffee Holding”) announced its earnings for the first quarter ended January 31, 2006. A copy of the press release describing the earnings is attached as exhibit 99.1 hereto.

Item 8.01 Other Items.

On March 10, 2006, Coffee Holding entered into a joint venture with Coffee Bean Trading-Roasting LLC (“Coffee Bean Trading-Roasting”) and formed Café La Rica, LLC, a Delaware limited liability company (the “Joint Venture”). The Joint Venture will engage in the roasting, packaging and sale of the Café La Rica brand coffee and other coffee products from a new location in Miami, Florida.

Coffee Holding and Coffee Bean Trading-Roasting will each own 50% of the Joint Venture. All profits earned by the Joint Venture will be divided evenly among Coffee Holding and Coffee Bean Trading-Roasting within ninety (90) days of the end of the Joint Venture’s fiscal year, which ends on October 31st of each calendar year. Coffee Holding will be the exclusive supplier of coffee inventory for the Joint Venture.

Coffee Holding will initially contribute roasting equipment and $250,000 in cash, which will be used for general business purposes, to the Joint Venture. Coffee Bean Trading-Roasting will initially contribute equipment, coffee inventory and packaging materials and will also grant an exclusive license to use the Café La Rica trademark to the Joint Venture.

The Joint Venture may be terminated by the mutual agreement of Coffee Holding and Coffee Bean Trading-Roasting (each a “Party” and together, the “Parties”), in the event of a non-cured breach of the Joint Venture’s operating agreement by one of the Parties, in the event of bankruptcy of one of the Parties, or in the event of a dispute among the Parties that is unable to be resolved through the dispute resolution mechanisms set forth in the operating agreement. Upon the termination of the Joint Venture, after the payment to all creditors, each Party will receive the assets such Party originally contributed to the Joint Venture, and the remainder of the Joint Venture’s assets will be distributed in proportion to each Parties’ respective percentage membership interest.

Coffee Holding has agreed to provide certain services to the Joint Venture, such as administrative and payroll services, participation by the Joint Venture’s employees in Coffee Holding’s employee benefit plans and payment of slotting fees. Coffee Holding and the Joint Venture have entered into an expense sharing agreement pursuant to which Coffee Holding will be reimbursed for such services.

Coffee Holding has entered into a trademark licensing agreement with the Joint Venture, granting the Joint Venture a royalty-free license to use Coffee Holding’s Café Caribe trademark on coffee, coffee-flavored foods and beverages and related services in the State of Florida and such other areas as the Joint Venture and Coffee Holding may agree. Coffee Bean Trading-Roasting has also entered into a trademark licensing agreement with the Joint Venture, whereby Coffee Bean Trading-Roasting has granted the Joint Venture a royalty-free license for the use the Café La Rica name as part of its corporate name worldwide and the Café La Rica trademark on coffee, coffee-flavored foods and beverages and related services in the United States, and such other territories as the Joint Venture and Coffee Bean Trading-Roasting may agree.

A copy of the press release announcing the Joint Venture is attached as exhibit 99.2 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are furnished with this report:

Exhibit No.  Description

99.1   Coffee Holding Co., Inc. press release dated March 15, 2006
99.2   Coffee Holding Co., Inc. press release dated March 14, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 16, 2006	COFFEE HOLDING CO., INC.

	By:	/s/ Andrew Gordon
Name: Andrew Gordon
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.  Description

99.1   Coffee Holding Co., Inc. press release dated March 15, 2006
99.2   Coffee Holding Co., Inc. press release dated March 14, 2006